EXHIBIT 10.2

FIRST AMENDMENT TO INDEMNIFICATION AGREEMENT

This First Amendment to Indemnification Agreement (the "Agreement") made and entered into effective as of October 1, 2011 (the “Effective Date”) is by and among Media Technologies, Inc., a Nevada corporation ("Parent"), The MDW and GRW 2000 Irrevocable Trust and The Shawn Wayne 2000 Irrevocable Trust (collectively, the " Indemnifying Shareholders" and each individually an " Indemnifying Shareholder").

Recitals

A.

Whereas, on June 28, 2011, pursuant to the terms of that certain Agreement and Plan of Merger dated June 14, 2011 (the “Merger Agreement”) by and among Parent, OWL Acquisition Inc. (“Merger Sub”), Our World Live, Inc. (the “Company”) and , certain Major Shareholders of the Company (the “Major Shareholders”) and Michael Williams (as "Shareholders' Representative"), the Indemnifying Shareholders executed an Indemnification Agreement (the “Original Indemnification Agreement”) which became effective upon the Closing of the Merger on July 28, 2011.

B.

Whereas, pursuant to Article 9., Section 9.2 of the Merger Agreement subject to the limitations set forth in Section 9.4, with regard to any claim pursuant to Section 9.2(a), the Indemnifying Shareholders, will jointly and severally indemnify and hold harmless the Parent, the Surviving Corporation, Merger Sub and their respective Affiliates, officers, directors, agents, employees, successors, representatives and assigns (each, a “Buyer Indemnified Party”) from and against any and all Damages asserted against, resulting to, imposed upon, or incurred or suffered by any Buyer Indemnified Party, directly or indirectly, as a result of or arising from any of the following (each, a “Seller Indemnifiable Claim”):

(a)

any breach or inaccuracy of any representation or warranty by OWL or the Major Shareholder to Parent and Merger Sub contained in this Agreement, the Schedules or Exhibits attached hereto, or any agreements, documents or certificates delivered by any of the Major Shareholders pursuant to this Agreement, ignoring, for the purposes of determining the inaccuracy or breach thereof, any qualification as to materiality or Material Adverse Effect contained in such representation or warranty;

(b)

any breach or violation of any covenant, obligation or agreement by any of the Major Shareholders or OWL contained in this Agreement, the Schedules or Exhibits attached hereto, or any agreements, documents or certificates delivered by any of the Major Shareholders pursuant to this Agreement

(c)

Any liability for Taxes, arising out of the operation of the business of the Company prior to the Closing Date;

(d)

any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any person with any of the Shareholders (or any person acting on their behalf) in connection with the transactions contemplated by this Agreement; and

(e)

any actions, claims or suits by, or obligations to Bandcrashers, James Jensen or James Jensen Consulting, LLC;

C.

Whereas, pursuant to Article 9., Section 9.8 of the Merger Agreement in order provide a mechanism and fund for the payment of any Seller Indemnifiable Claim, Indemnifying Shareholders shall concurrently with the Closing each deliver one or more certificates representing an aggregate of 500,000 shares each for a total of 1,000,000 post-merger shares (the “Indemnity Shares”) of the Parent Common Stock, 500,000 shares of which shall be registered to the MDW and GRW 2000 Irrevocable Trust and  500,000 shares of which shall be registered to the Shawn Wayne 2000 Irrevocable Trust along with five (5) duly executed Irrevocable Stock Power executed in blank in favor of the Parent, with signatures Medallion Guaranteed.

D.

Whereas, post-closing of the Merger the Parent has discovered certain undisclosed agreements of the Company, the Maturity Date of the Convertible Notes and date by which the Convertible Note Holders can elect to convert their notes have been extended, and as a result thereof, the Parent and the Indemnifying Shareholders have agreed to amend the Original Indemnification Agreement as set forth below.

AGREEMENT

NOW, THEREFORE, to effect the transactions contemplated hereby and in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties agree as follows:

1.

Amendments.  The Original Indemnification Agreement is hereby amended as follows:

(a)

The Indemnifying Shareholder, The MDW and GRW 2000 Irrevocable Trust shall contribute an additional 672,050 post-merger shares of the Parent Common Stock, which shall be subject to the Indemnification Agreement, as hereby amended bringing the total shares subject to Indemnification to 1,672,050 (the “Indemnity Shares”).

(b)

That the Indemnifying Shareholders shall executed and deliver to Action Stock Transfer, the Transfer Agent for Parent, such certificates, documents and stock powers, necessary to transfer 700,383 restricted shares of the Parent owned by the Indemnifying Shareholders, to the following parties, in full satisfaction of the obligations of the Company, the Parent and the Indemnifying Shareholders to such parties:

(i)

155,391 shares to Luis Renteria;

(ii)

120,000 shares of Parent to Doug Dale;

(iii)

116,666 shares to the Dennis Tucker Revocable Trust

(iv)

200,000 shares to Richard Weisman;

(v)

41,660 shares to Narsil, LLC;

(vi)

33,333 shares to William & Julie Marchio;

(viii)

30,000 shares to Lee Falk; and

(viii)

3,333 shares to Jeff Rylander.

(c)

That as a condition to the delivery of said shares to such parties listed in Section 1(b) above, such parties shall be required to execute a General Release of all Claims against the Parent and the Company, and acknowledge that such shares are and shall be subject to Lock-up and will not be saleable until September 30, 2012, which certificates shall be legended to reflect such Lock-Up with a special legend as designated by counsel to the Parent.

(d)

That the Indemnifying Shareholders shall executed and deliver to Action Stock Transfer, the Transfer Agent for Parent, such certificates, documents and stock powers, necessary from time to time, to transfer up to a total of 666,667 restricted shares of the Parent owned by the Indemnifying Shareholders, to Robert Croak per the vesting schedule set forth in that Irrevocable Letter of Intent dated May 12, 2011 (the “Croak LOI”) between the Company and Mr. Croak dated May 12, 2011 and amended June 20, 2011.  Any such shares which have not vested and delivered under the Croak LOI, shall be held and subject to this Section 1(d) of this Agreement.  In the event that all shares subject to the Croak LOI are not earned by Robert Croak and delivered pursuant to the terms of the Croak LOI, such shares shall be released to the Indemnifying Shareholders upon the expiration and termination of the Indemnification Agreement, as hereby amended.  The Parent shall be responsible for the issuance of up to 333,333 shares due Mr. Croak under the Croak LOI.

(e)

That the Indemnifying Shareholders shall executed and deliver to Action Stock Transfer, the Transfer Agent for Parent, such certificates, documents and stock powers, necessary from time to time, to transfer up to a total of 105,000 restricted shares of the Parent owned by the Indemnifying Shareholders, to Mercury Management & Development (i.e. Richard Belsky) proportionately per the vesting schedule set forth in the Croak LOI, as amended.  Any such shares which have not vested and delivered to Mercury Management & Development, shall be held and subject to this Section 1(e) of this Agreement.  In the event that all shares due to Mercury Management & Development subject to vesting are not earned by Mercury Management & Development, such shares shall be released to the Indemnifying Shareholders upon the expiration and termination of the Indemnification Agreement, as hereby amended, in such proportion as they shall mutually agreement.

(f)

The balance of 200,000 Indemnity Shares shall be held for indemnification of other claims pursuant to the Indemnification Agreement, as hereby amended, until the expiration and termination date.

2.

Consent of Parent.   Subject to the above conditions and restrictions set forth in Section 1 above, the Parent hereby consents to and authorizes the transfer by the Indemnifying Shareholders, to the parties set forth in Sections 1(b), 1(d) and 1(e) above.

3.

Additional Terms.  Except as otherwise modified and amended by this Agreement which terms and conditions shall govern, all other terms and conditions of the Original Indemnification Agreement shall continue in full force and effect.

4.

Severability.  If any term, provision, covenant or restriction of this Agreement is held to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5.

Amendments; Entire Agreement. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by Parent, the Company or their successors or assigns. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, oral or written, with respect to such transactions.

6.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby or thereby shall be brought in any federal or state court located in the State of California and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts there from) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

7.

Waiver of Jury Trial. The Parties hereto hereby voluntarily and irrevocably waives trial by jury in any Proceeding brought in connection with this Agreement, any of the related agreements and documents, or any of the transactions contemplated hereby or thereby. For purposes of this Agreement, “Proceeding” includes any threatened, pending, or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing, or any other actual, threatened, or completed proceeding, whether brought by or in the right of any party or otherwise and whether civil, criminal, administrative, or investigative, in which a Party was, is, or will be involved as a party or otherwise.

8.

Counterparts; Facsimile Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.  Facsimile signatures shall be sufficient for execution of this Agreement.

*** Signature Page Follows ***

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

MEDIA TECHNOLOGIES, INC.

/s/ Bryant D. Cragun

By: Bryant D. Cragun

Its:  President

INDEMNIFYING SHAREHOLDERS

The MDW and GRW 2000 Irrevocable Trust

/s/ Michael Williams

By: Michael Williams

Its: Trustee

The Shawn Wayne 2000 Irrevocable Trust

/s/ Shawn Wayne

By: Shawn Wayne

Its: Trustee